Exhibit 3.1

ARTICLES OF INCORPORATION

OF

SOUTHERN COMMUNITY FINANCIAL CORP.

These Articles of Incorporation filed pursuant to Title 13.1 of the Code of Virginia provide:

Article I - NAME

The name of the Corporation is:

SOUTHERN COMMUNITY FINANCIAL CORP.

Article II - PURPOSES

The purpose of the Corporation is to own and operate banks, to engage in any and all other lawful businesses, and to have and exercise any and all powers which are permitted corporations organized under the laws of Virginia.

ARTICLE III - CAPITAL STOCK

Paragraph A.  The aggregate number of shares of stock which the Corporation shall have the authority to issue and the par value per share is as follows:

Number of

Class

  Shares

Par Value

Common Stock

 10,000,000

$ 4.00

Preferred Stock

   1,000,000

$ 4.00

Paragraph B.  No holders of any class of stock of the Corporation shall have any preemptive or other preferential right to purchase or subscribe to (i) any shares of any class of stock of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such stock, or (iii) any obligations convertible into any such stock or into warrants, rights or options to purchase any such stock.

Paragraph C.  The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation except only as otherwise provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing statutes of Virginia.  The holders of the Common Stock shall have one vote for each share of Common Stock held by them.  Except as may be set forth in any articles of amendment applicable to shares of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon dissolution.

Paragraph D.  Authority is expressly vested in the Board of Directors to divide the Preferred Stock into and issue the same in series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series so established, and to provide for the issuance thereof.

Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting a resolution setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the Commission articles of amendment as required by law, and the Commission shall have issued a certificate of amendment.

Article IV - ELECTION OF DIRECTORS

The management, control and governance of the Corporation shall be vested in the Board of Directors, which shall be composed of no less than seven nor more than twenty-five Directors.  The number of Directors shall be established by the Bylaws of the Corporation, but the minimum and maximum number of Directors may not be changed except by amendment to the Articles of Incorporation.  The Directors shall be divided into three groups, Groups A, B, and C, as nearly as possible equal in number.  At the first annual meeting of the shareholders of the Corporation.  Directors of one Group shall be elected for a term of one year, Directors of a second Group shall be elected for a term of two years, and Directors of the third Group shall be elected for a term of three years.  Upon the expiration of their initial term of office, Directors of each Group shall be elected for three-year terms.  All Directors shall remain in office until their successors have been duly elected by the shareholders and qualified.

Article V - REGISTERED OFFICE AND REGISTERED AGENT

The initial registered office of the Corporation is Two James Center, 17th Floor, 1021 East Cary Street, P.O. Box 1320, Richmond, Virginia 23218-1320.  The initial registered agent is Wayne A. Whitham, Jr., whose business address is the same as the Corporation’s registered office, and who is a resident of Virginia and a member of the Virginia State Bar.

Article VI - IDEMNIFICATION AND ELIMINATION OF LIABILITY

1.

Indemnification of Directors and Officers.  Except as provided in Section 2 of this Article, and to the full extent authorized by the Code of Virginia, the Corporation shall indemnify every individual made a party a proceeding because he is or was a Director or Officer against liability incurred in the proceeding if: (i) he conducted himself in good faith, (ii) he believed, in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests and, in all other cases, that his conduct was at least not opposed to its best interests (or in the case of conduct with respect to an employee benefit plan, that his conduct was for a purpose he believed to be in the interests of the participants and beneficiaries of the plan), and (iii) he had no reasonable cause to believe, in the case of any criminal proceeding, that his conduct was unlawful.

2.

Indemnification Not Permitted.  The Corporation shall not indemnify any individual against his willful misconduct or a knowing violation of the criminal law or against any liability incurred by him in any proceeding charging improper personal benefit to him, whether or not by or in the right of the Corporation or involving action in his official capacity, in which he was adjudged liable by a court of competent jurisdiction on the basis that personal benefit was improperly received by him.

3.

Effect of Judgment or Conviction.  The termination of a proceeding by judgment, order, settlement or conviction shall not, of itself, constitute a determination that an individual did not meet the standard of conduct set forth in Section l of this Article or that the conduct of such individual was willful misconduct or a knowing violation of the criminal law.

4.

Determination and Authorization.  Unless ordered by a court of competent jurisdiction, any indemnification under Section l of this Article shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the individual is permissible in the circumstances because: (i) he met the standard of conduct set forth in Section 1 and, with respect to a proceeding by or in the right of the Corporation in which such individual was adjudged liable to the Corporation, he is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances even though he was adjudged liable and (ii) the conduct of such individual did not constitute willful misconduct or a knowing violation of the criminal law.

Such determination shall be made: (i) by the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceedings, or (ii) if such a quorum cannot be obtained, by a majority vote of a committee duly designated by the Board of Directors (in which designated Directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding, or (iii) by special legal counsel selected by the Board of Directors or its committee in the manner heretofore provided or, if such a quorum of the Board of Directors cannot be obtained and such a committee cannot be designated, selected by a majority vote of the Board of Directors (in which selected Directors who are parties may participate), or (iv) by the shareholders, but shares owned by or voted under the control of individuals who are at the time parties to the proceeding may not be voted on the determination.  Authorization of indemnification, evaluation as to reasonableness of expenses and determination and authorization of advancements for expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization or indemnification and evaluation as to reasonableness of expenses shall be made by those selecting such counsel.

In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee.  If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

No amendment, modification or repeal of this Article shall diminish the rights provided hereby or the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

5.

Advance for Expenses.  Subject to applicable federal law, the Corporation may pay for or reimburse the reasonable expenses incurred by an individual who is a party to a proceeding in advance of final disposition of the proceeding if: (i) he furnished the Corporation a written statement of his good faith belief that he has met the standard of conduct described in Section 1 of this Article and a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that indemnification of such individual in the specific case is not permissible, and (ii) a determination is made that the facts then known to those making the determination would not preclude indemnification under this Article.  An undertaking furnished to the Corporation in accordance with the provisions of this Section shall be an unlimited general obligation of the individual furnishing the same but need not be secured and may be accepted by the Corporation without reference to financial ability to make repayment.

6.

Indemnification of Employees and Agents.  The Corporation may, but shall not be required to, indemnify and advance expenses to employees and agents of the Corporation to the same extent in this Article with respect to Directors and Officers.

7.

Elimination Of Liability of Directors and Officers.  Except as provided in section 8 of this Article, in any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, a Director or Officer of the Corporation shall not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct.

8.

Liability of Directors and Officers Not Eliminated.  The liability of a Director or Officer shall not be eliminated in accordance with the provisions of Section 7 of this Article if the Director or Officer engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

9.

Insurance.  The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, or employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

10.

Definitions.  In this Article:

“Director” and “Officer” mean an individual who is or was director or officer of the Corporation, as the case may be, or who, while a director or officer of the Corporation is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  A Director or Officer shall be considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan.

“Individual” includes, unless the context requires otherwise, the estate, heirs, executors, personal representatives and administrators of an individual.

“Expenses” includes but is not limited to counsel fees.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“Official Capacity” means: (i) when used with respect to a Director, the office of Director in the Corporation, (ii) when used with respect to an officer, the office in the Corporation held by him, or (iii) when used with respect to an employee or agent, the employment or agency relationship undertaken by him on behalf of the corporation.

“Party” includes an individual who was, is, or threatened to be made a named defendant or respondent in a proceeding.

“Proceeding” means any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

11.

Provisions Not Exclusive.  As authorized by the Virginia Code, the provisions of this Article are in addition to and not in limitation of the specific powers of a corporation to indemnify directors and officers set forth therein.  If any provision of this Article shall be adjudicated invalid or unenforceable by a court of competent jurisdiction, such adjudication shall not be deemed to invalidate or otherwise affect any other provision hereof or any power of indemnity which the Corporation may have under the Virginia Code or other laws of the Commonwealth of Virginia.

Article VII - SHAREHOLDER APPROVAL REQUIRED

An amendment of these Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business, or a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the Directors in office at the time of such approval and recommendation.  If the transaction is not so approved and recommended by at least two-thirds of the Directors in office, then the transaction shall be approved by the vote of eighty percent or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

January 22, 2003

/s/ Wayne A. Whitham, Jr.

Wayne A. Whitham, Jr.

Incorporator